SUB-ITEM 77E:  LEGAL PROCEEDINGS
Like many other mutual fund companies,
in September 2003, Federated Investors,
Inc., the
parent company of the Federated funds'
 advisers and distributor (collectively,
"Federated"), received detailed
requests for information on shareholder
 trading activities in the Federated
funds ("Funds") from the Securities
and Exchange Commission, the New York
State Attorney General, and the National
Association of Securities Dealers.
 Since that time, Federated has
received additional inquiries from
 regulatory authorities on these
and related matters, and more
such inquiries may be received
in the future. As a result of
 these inquiries, Federated and
the Funds have conducted an internal investigation of the matters raised, which revealed instances in which a few investors were granted exceptions to Federated's internal procedures for limiting frequent transactions and that one of these investors made an additional investment in another Federated fund. The investigation has also identified inadequate procedures which permitted a limited number
 of investors (including
several employees) to engage in
undetected frequent trading
activities and/or the placement
and
acceptance of orders to purchase
shares of fluctuating net asset
value funds after the funds'
closing times.  Federated has
issued a series of press releases
 describing these matters in greater
detail and emphasizing that
it is committed to compensating
the Funds for any detrimental
impact these transactions may
 have had on them.  In that
regard, on February 3, 2004,
Federated and the independent
directors of the Funds announced
 the establishment by Federated of a
restoration fund that is
intended to cover any such
detrimental impact.
The press releases and
related communications
are available in the
"About Us" section of
Federated's website
www.federatedinvestors.com,
and any future press releases
on this subject will also be posted
there.
Shortly after Federated's first
 public announcement concerning
 the foregoing matters, and
notwithstanding Federated's
commitment to taking remedial
actions, Federated and various
Funds were named as defendants
in several class action lawsuits
 now pending in the United
States District Court for the
 District of Maryland seeking
 damages of unspecified amounts.
The lawsuits were purportedly
filed on behalf of people who
 purchased, owned and/or
redeemed shares of
Federated-sponsored mutual
 funds during specified periods
beginning
November 1, 1998.  The suits
are generally similar in
alleging that Federated engaged in
illegal and improper trading
 practices including market
 timing and late trading in concert
with certain institutional
traders, which allegedly
caused financial injury to the mutual fund shareholders.
Federated and various Funds
 have also been named as
defendants in several
additional lawsuits,
the majority of which are
now pending in the United
States District Court for
 the Western
District of Pennsylvania,
 alleging, among other
things, excessive advisory
 and rule 12b-1 fees,
and seeking damages of
unspecified amounts.
The board of the Funds
 has retained the law firm
of Dickstein, Shapiro
 Morin & Oshinsky
LLP to represent the Funds
 in these lawsuits.
Federated and the Funds,
and their respective
counsel, are reviewing the
allegations and will respond
appropriately.  Additional
 lawsuits
based upon similar allegations
 may be filed in the future.
The potential impact of these
 recent
lawsuits and future potential
similar suits is uncertain.
Although we do not believe
 that these
lawsuits will have a material
 adverse effect on the Funds,
 there can be no assurance
that these
suits, the ongoing adverse
publicity and/or other
developments resulting
from the regulatory
investigations will not
result in increased Fund
redemptions, reduced sales
 of Fund shares, or
other adverse consequences for the Funds.








Current as of:  8/18/94